EXHIBIT 99(a)(1)(C)

SUMMARY OF TERMS OF OPTION EXCHANGE

RESPONSE DUE BEFORE 5:00 P.M., EASTERN TIME, ON, FEBRUARY 22, 2002

You must check your election, sign and date the Election Form and return the Election Form to Robert M. Skelton BEFORE 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive, Inc. (the “Company” or “Cysive”) extends the Offer). If you have any questions regarding the process for returning the Election Form, please contact Robert M. Skelton via e-mail at rskelton@Cysive.com or by telephone at (703) 259-2300.

The following summarizes the principal terms and conditions of the Offer to Exchange outstanding stock options. Please also read the enclosed Offer to Exchange in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer. Capitalized terms that are not defined in this Summary shall have the same meaning given to such terms in the Offer to Exchange.

WHY ARE WE MAKING THE OFFER? A key element of our future success is highly dependent upon the motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer an exchange program. (See Section 2 of the Offer to Exchange.)

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE? We are offering to exchange all outstanding stock options with exercise prices per share greater than $5.67 granted under the Plan (“Eligible Options”) that are held by employees (excluding officers and directors) of the Company (“Eligible Participants”).

WHO CAN PARTICIPATE IN THE EXCHANGE? You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on August 23, 2002. Termination of your employment or service with the Company on or before August 23, 2002, will automatically revoke any election that you make to participate in this program.

HOW MANY OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR THE OPTION SHARES I ELECT TO EXCHANGE? For those Eligible Participants who elect to participate in the Offer, on August 23, 2002, (or a later date if Cysive extends the Offer), the Company will grant you a Replacement Option to purchase 0.5 or 0.25 times the number of shares subject to your Eligible Options that were cancelled, as applicable, (so long as your employment or service with the Company continues through that date). Replacement Options issued in exchange for options granted under the Plan will be issued under the Plan. (See Section 8 of the Offer to Exchange.)

WHEN WILL I RECEIVE MY REPLACEMENT OPTION? The Replacement Options will be granted on August 23, 2002 (or a later date if Cysive extends the Offer). We expect the stock option agreements to be distributed within two weeks from the date of grant. (See Section 5 of the Offer to Exchange.)

WHAT WILL BE THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS? The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant, which we expect to be August 22, 2002, unless we extend the Expiration Date of the Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options, but we caution you that there nonetheless will be at least six months’ market risk between the time you make any election to exchange Eligible Options and the date Replacement Options are granted (and their exercise price is established). (See Section 7 of the Offer to Exchange.)

WHAT WILL BE THE VESTING PERIOD OF THE REPLACEMENT OPTIONS? 25% of the Replacement Options granted to an eligible employee will be exercisable as of the Replacement Option grant date, 25% of the Replacement Options will be exercisable beginning with the first anniversary of the date of grant, 25% of the Replacement Options will be exercisable beginning with the second anniversary of the date of the grant, and the remaining 25% of the Replacement Options granted to an eligible employee will be exercisable beginning with the third anniversary of the date of grant (assuming your continued employment or service with the Company through such dates).

WHEN WILL THE REPLACEMENT OPTIONS EXPIRE? The Replacement Options will expire ten (10) years from the date the Replacement Options are granted (so long as you remain employed by or continue service with the Company).

WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY REPLACEMENT OPTION THAN I WOULD UNDER THE OPTIONS I EXCHANGE? You may be exchanging some vested options for unvested Replacement Options. You WILL NOT be able to exercise or sell any portion of the shares subject to the Replacement Options until they vest.

IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION? No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options.

IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM? You must exchange all option shares subject to a particular Eligible Option. However, if you have more than one Eligible Option, then you may exchange some, but less than all, Eligible Options.

CAN I CANCEL THE REMAINING PORTION OF AN ELIGIBLE OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED? Yes, the remaining outstanding, unexercised portion of an Eligible Option can be cancelled.

DOES THE COMPANY HAVE A RECOMMENDATION WITH RESPECT TO THE OFFER? While the Company’s Board of Directors has approved the Offer, each individual holding Eligible Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances. The Company cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

WHAT HAPPENS TO MY ELIGIBLE OPTIONS IF I ACCEPT THE OFFER? If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled, and you will have no further right or interest in them, whether vested or unvested.

WHAT IS THE U.S. TAX TREATMENT OF THE REPLACEMENT OPTIONS? Each Replacement Option will be a nonqualified stock option and, under U.S. tax laws, WILL NOT be eligible for the favorable tax treatment that applies to incentive stock options. You should consult with your tax advisor with respect to all tax matters.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER? If you accept the Offer, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant Replacement Options to you.

WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER? Nothing. If you do not accept the Offer, you will keep all of your current options, and no changes will be made to your current options. However, if you currently have incentive stock options that are Eligible Options under this Offer and you do not accept the Offer, see Question 15 in the Offer to Exchange. Furthermore, if you do not accept the Offer, you will not receive Replacement Options.

UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY NOT ACCEPT MY OPTIONS? The Company currently expects that it will accept promptly after the expiration date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. The Company may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that the Company determines they were not properly executed or delivered, to the extent that the Company determines it is unlawful to accept the exchanged options or to the extent certain conditions exist which in the Company’s reasonable judgment make it inadvisable to proceed with the Offer (see Sections 3, 5 and 6 in the Offer to Exchange).

CAN I CHANGE MY MIND? Yes. After you turn in the Election Form, you can change your election at any time on or prior to the February 22, 2002 deadline by delivering a signed Change in Election Form to Robert M. Skelton before 5:00 p.m., Eastern Time, on February 22, 2002 (unless Cysive extends the deadline). Robert M. Skelton can provide you with a form for a change in election. The form has also been included in the information e-mailed to you.

AFTER I AM GRANTED REPLACEMENT OPTIONS, WHAT HAPPENS IF THOSE REPLACEMENT OPTIONS END UP UNDERWATER? The Company is conducting this Offer only at this time. Therefore, this Offer is considered a one-time offer and is not expected to be repeated again in the future. As the Replacement Options are valid for up to ten years from the Replacement Option grant date, subject to continued service with the Company, the price of the Company’s Common Stock may appreciate over this period even if your Replacement Option is underwater for some period of time after the grant date of the Replacement Options. HOWEVER, THE COMPANY CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF ITS COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THIS OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF THE COMPANY’S COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE DRAWN FROM ANYTHING CONTAINED HEREIN OR THEREIN.

WHAT DO I NEED TO DO? Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Robert M. Skelton at Cysive before 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). The Election Form may be sent via mail, courier, e-mail or facsimile. Robert M. Skelton is located at Cysive’s corporate headquarters in Reston, Virginia, his direct facsimile number is (703) 259-2402, and his e-mail address is rskelton@cysive.com. Election Forms must be physically received by Robert M. Skelton before 5:00 p.m., Eastern Time, on February 22, 2002 (or a later expiration date if Cysive extends the Offer). If Election Forms are sent by e-mail or facsimile, originals should be promptly sent by mail, courier or hand delivery and must be received by March 1, 2002.